                                                                 EXHIBIT 99(e)


           Laidlaw Environmental Services            Safety-Kleen
                    [Logo]                              [Logo]


                           A POWERFUL COMBINATION


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                                 REQUEST FOR
                             LEVEL PLAYING FIELD



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                       REQUEST FOR LEVEL PLAYING FIELD


                      Question                   Answer

                What does Laidlaw           A level playing field
                Environmental want          that maximizes value
                from Safety-Kleen?          for all Safety-Kleen
                                            shareholders


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HISTORY OF STONEWALLING
-------------------------------------------------------------------------------

      LAIDLAW ENVIRONMENTAL                                      SAFETY-KLEEN

Initial Proposal      9/24                                         Rebuffed

Offer to acquire
Safety-Kleen for $25.85(1)    11/3                                 Rebuffed

Request for shareholder list and a
special meeting to restore voting rights    11/13                  Rebuffed

Increased Offer to $30.00(2)                         11/20         Rebuffed


(1)  $14.00 in cash and 2.4 shares of LLE stock valued at 11/3/97.

(2) $15.00 in cash (subject to reduction, on a pro rata basis, for up to $75 million for certain break-up fees and expenses of Safety-Kleen relating to its proposed merger) and $15.00 in LLE stock assuming LLE stock price remains within the collar ($4.28571 - $5.35714). Assuming there are 64,072,067 shares of Safety-Kleen common stock outstanding on a fully-diluted basis, the maximum reduction in the cash consideration per share would be approximately $1.171.





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SAFETY-KLEEN SHAREHOLDERS CAN
BREAK THROUGH THE WALL
-------------------------------------------------------------------------------


                                              - One of the conditions to
A "YES" VOTE TO RESTORE LLE'S                   Laidlaw Environmental's
FULL VOTING RIGHTS ASSURES THAT THE             proposal is restoration of
AUCTION CONTINUES                               full voting rights for any
                                                shares of Saftey-Kleen it
                                                acquires


                                              - Court ordered Safety-
                                                Kleen to call shareholder
                                                meeting


                                              - Shareholders being asked
                                                simply to restore full
                                                voting rights


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                              VOTE "NO" TO THE
                                BUYOUT MERGER

VOTE "NO" TO THE BUYOUT MERGER
---------------------------------------------------------------------------

- Safety-Kleen Board failed to conduct a fair auction

- Failed to maximize shareholder value

- Excessive and unjustified "break-up" fees reduce value to shareholders


- Buyout Merger highly conditional - commitment only from a shell corporation; numerous conditions precedent


- No independent fairness opinion

SAFETY-KLEEN BOARD FAILED TO
CONDUCT A FAIR AUCTION
-----------------------------------------------------------------------------

- Exercised absolute control over sale process
  - standstill agreement
  - bidding by "invitation only"

- Process benefited management at shareholders' expense
  - equity stake for management
  - no reduction in headquarters staff

- No Free Lunch:  no synergies equals lower value for shareholders

LAIDLAW ENVIRONMENTAL'S $30.00 OFFER
IS SUPERIOR
------------------------------------------------------------------------------


                           BUYOUT MERGER                   LLE OFFER
                        -------------------       -----------------------------
PRICE                   $27.00                    $30.00(1)

CONSIDERATION           Cash                      $15.00 cash(1)/$15.00 stock(1)

COLLAR                  NA                        $4.28571 - $5.35714

TOTAL VALUE(2)          $1.9 billion              $2.1 billion

FINANCING               Buyout Group equity       Commitment
                        and debt commitment       from T-D Bank
                        from Chase

EXPECTED CLOSING        First quarter 1998        First quarter 1998

TAX TREATMENT           Fully taxable             Potential for tax deferral if
                                                  Safety-Kleen board agrees to
                                                  merger

APPROVAL                Customary                 Customary

SYNERGIES               None(3)                   $100 - $130 million


(1) $15.00 in cash (subject to reduction, on a pro rata basis, for up to $75 million for certain break-up fees and expenses of Safety-Kleen relating to its proposed merger) and $15.00 in LLE stock assuming LLE stock price remains within the collar ($4.28571 - $5.35714). Assuming there are 64,072,067 shares of Safety-Kleen common stock outstanding on a fully-diluted basis, the maximum reduction in the cash consideration per share would be approximately $1.171.
(2) Includes the assumption of $246 million of debt.
(3) Attributed to Allen Fracassi, Philip Services President and CEO, at November 20, 1997 "by invitation only" presentation to analysts and institutional shareholders.

BUYOUT MERGER PRICE BELOW MARKET
-----------------------------------------------------------------------------
           [Graph of Safety-Kleen Share price over time, showing that the Buyout Merger Price of $27 per Share is lower than the
                   Safety-Kleen trading prices since 11/20.]

$30
$29
$28
$27
$26
$25
$24

      11/13/97   11/20/97   11/25/97   12/8/97   12/20/97   1/2/98



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SEEKING COURT RULING THAT SAFETY-KLEEN
BOARD VIOLATED FIDUCIARY DUTY
-------------------------------------------------------------------------

- Laidlaw Environmental believes break-up fees and expenses are excessive and unjustified


  - 5% of equity value
  - payable even if shareholders vote down Buyout Merger
  - Buyout Group's "Second Bite" chills bidding
  - 9-month tail

-Safety-Kleen Board granted break-up fees in the face of Laidlaw Environmental's proposal and publicly stated willingness to increase its offer

BREAK-UP FEES AND EXPENSES REDUCE SHAREHOLDER VALUE
----------------------------------------------------------------------------




Shareholder Value ---->  Buyout Group Mgmt.   [Flow Chart]





- Break-Up Fees & Expenses up to
  $75 million ($1.17 per share)


Break-up Fees and Expenses total 5% of equity value, nearly twice the level approved by courts in other transactions





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BUYOUT MERGER HIGHLY CONDITIONAL
---------------------------------------------------------------------------


- Debt and equity commitments subject to numerous contingencies(1)


- "Fraudulent Conveyance" specifically excluded from William Blair Opinion
  - Solvency opinion yet to be delivered
  - No independent fairness opinion

- Safety-Kleen's only recourse for a breach by the Buyout Group would be against the "shell" corporation



(1) These contingencies are described in Safety-Kleen's Schedule 14D-9.

                    LAIDLAW ENVIRONMENTAL & SAFETY-KLEEN:
                           A POWERFUL COMBINATION

LAIDLAW ENVIRONMENTAL PROFILE
--------------------------------------------------------------------------

- Largest and most integrated hazardous and industrial waste management company in North America

- Leading industry consolidator in North America

- Seasoned management team with a proven track record of business integration success - two major acquisitions and integrations within the past three years

- More than 30% of revenues from non-hazardous industrial waste management

- Low cost base-efficient operator

- Strong, well-positioned firm with significant Laidlaw Inc. sponsorship


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BENEFIT TO SAFETY-KLEEN SHAREHOLDERS
------------------------------------------------------------------------

- Superior near term value
- Significant upside potential based on anticipated synergy level of $100+ million
- Attractive acquisition currency
- Value protected via collar
- No financing contingency


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SIGNIFICANT UPSIDE POTENTIAL BASED ON
EXPECTED SYNERGIES OF $100+ MILLION
--------------------------------------------------------------

- SG&A Reductions
- Waste Internalization
- Processing Site Consolidation
- Service Center Consolidation

SIGNIFICANT SYNERGY POTENTIAL
-----------------------------------------------------------
[Map of Safety-Kleen and Laidlaw Environmental Facility
Locations in North America]

PROVEN TRACK RECORD OF SYNERGY REALIZATION(1)
---------------------------------------------------------


($ in millions)


                                 SYNERGIES ACHIEVED(2)
                                   IN ROLLINS MERGER
                                 ---------------------


Personnel Reductions                     $48

Plant Closure                             16

SG&A Function                              8
                                        ----
     Total Cash Savings                   72

Depreciation Reduction                    18
                                        ----
     Total Savings                       $90
                                        ====


(1) There is no assurance that cost savings will be realized following the proposed combination solely because LLE realized cost savings following prior transactions.
(2) On an annualized basis.



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ATTRACTIVE ACQUISITION CURRENCY
--------------------------------------------------------------------------
[Graph representing closing prices of Laidlaw Environmental, Peer Group, and the S&P 500 since the consummation of the Rollins Merger. Laidlaw Environmental significantly outperforms both its Peer Group and the S&P 500]

                 DAILY TRADING SINCE CLOSE OF ROLLINS MERGER


               250.0%
               200.0%
               150.0%
               100.0%
                50.0%

                             May 1997     June 1997    July 1997     Aug. 1997     Sept. 1997   Oct. 1997   Nov. 1997   Dec. 1997
                             -------      ---------    ---------     ---------     ----------   ---------   ---------   ---------
Laidlaw Environmental
Peer Group
S&P 500






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BROAD WALL STREET COVERAGE
------------------------------------------------------------------------

                                      Laidlaw
                                   Environmental           Safety-Kleen
                                   --------------          ------------
A.G. Edwards                                                   X
Bankers Trust                                                  X
Barrington Research                                            X
Burnham Securities                      X
CIBC Oppenheimer                        X                      X
CS First Boston                                                X
DLJ                                     X
Goldman Sachs                           X
Merrill Lynch                           X                      X
RBC Dominion Securities                 X
Raymond James                           X
Smith Barney                            X                      X
William Blair                                                  X





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FULLY DILUTED OWNERSHIP
-----------------------------------------------------------------------

- Safety-Kleen shareholders will own 40% of the combined company on a fully diluted basis

- Combined company will benefit from Laidlaw Inc.'s continued support


                                       Fully Diluted
                                        Ownership
                                       -------------

Laidlaw Inc.                               47%

LLE Public Holders                         13

Safety-Kleen Holders                       40
                                         ------

  Total                                   100%
                                         ======


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INCREASED FLOAT PROVIDES LIQUIDITY
--------------------------------------------------------------------------
($ in millions)

                                                                Avg. Daily
                                            Dollar Float       Dollar Volume
                                            ------------       -------------

Laidlaw Environmental                       $293(1)            $0.50(1)

New Shares Issued to
  Safety-Kleen Shareholders                 $876(2)            $2.25(3)
                                          ------               -----
  Consolidated                            $1,119               $2.75
                                          ======               =====



---------------------
(1) Based on LLE stock price of $4.875 per share.
(2) Based on $15.00 in LLE stock.

(3) 50% of Safety-Kleen normal trading volume to reflect 50% cash/50% stock consideration mix. No assurance can be given that following the consummation of the transaction with Laidlaw Environmental, the combined company's common shares will trade at Safety-Kleen's historical volumes.

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           Laidlaw Environmental Services            Safety-Kleen
                    [Logo]                              [Logo]


                           A POWERFUL COMBINATION